UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2014

First Commonwealth Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Philadelphia Street, Indiana, PA	15701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2014, the Compensation & Human Resources Committee (the “Committee”) of the Board of Directors of First Commonwealth Financial Corporation (the “Company”) approved the 2014 Annual Incentive Plan (“AIP”), the 2014-2016 Long-Term Incentive Plan (“LTIP”) and awards under the AIP and LTIP to certain executive officers. A summary of the material terms of the AIP and LTIP follows.

Annual Incentive Plan

Under the AIP, each participating executive has the opportunity to receive cash and restricted shares of common stock having a value equal to a percentage of his or her base salary subject to the attainment of corporate performance goals and, in the case of risk management executives, an individual performance component, during the 2014 fiscal year.

The performance goals under the AIP and their weightings are as follows:

Measure	CEO & Other Participant Weightings	Risk Management Participant Weighting[1]
ROA	20%	15%
EPS	40%	25%
Efficiency Ratio	20%	15%
Success of Core System Conversion	20%	15%
Individual Performance Component	N/A	30%
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1 Risk Management participants include the Chief Credit Officer, Chief Risk Officer and Chief Audit Executive.

The AIP establishes “threshold,” “target” and “superior” levels of performance for each goal and a target award opportunity that is expressed as a percentage of the participant’s base salary. Performance at the threshold level results in a payout equal to 25% of the target award; performance at the target level results in a payout equal to 100% of the target award; and performance at the superior level results in a payout equal to 150% of the target award. Payout percentages are interpolated if actual corporate performance for a goal falls between threshold and target or between target and superior levels. In addition, the Committee has the discretion to increase or decrease an executive’s incentive payment by up to 25 percentage points, not to exceed the maximum payout of 150% of target.

The target awards for named executive officers under the AIP are as follows:

Officer	Target Award
T. Michael Price	$218,484
Robert E. Rout	$112,931[1]
I. Robert Emmerich	$68,850
Norman J. Montgomery	$65,663
Matthew C. Tomb	$62,826
________________
1 As previously disclosed, Mr. Rout has announced his intention to retire as Chief Financial Officer on or about March 31, 2014. On his retirement date, Mr. Rout will receive a prorated award under the AIP at the target performance level based upon the number of months in which he was employed.

Awards under the AIP will be paid in the form of cash up to the target award amount and shares of restricted stock for any award in excess of the target award amount. The restricted stock will vest on the second anniversary of the date of issuance, subject to accelerated vesting under certain circumstances.

Long-Term Incentive Plan

Under the LTIP, each participating executive is awarded performance-based restricted stock units (RSUs), which will vest based on the attainment of corporate performance goals during a three-year performance period beginning January 1, 2014 and ending December 31, 2016.

The performance goals under the LTIP are based on First Commonwealth’s performance in relation to that of a group of eleven banks with operations in or near First Commonwealth’s Pennsylvania market area. The performance goals and their weightings are as follows:

Goal	Weighting
ROE relative to peers[1]	60%
Total Return to Shareholders relative to peers	40%
Total:	100%
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1 ROE performance will be measured in the 2nd and 3rd years of the performance cycle, and performance will be calculated as an average of the 2nd and 3rd years of the plan.

The LTIP establishes “threshold,” “target” and “superior” levels of performance for each goal and a target award opportunity that is expressed as a number of shares. Performance at the threshold level results in a payout equal to 40% of the target award; performance at the target level results in a payout equal to 100% of the target award; and performance at the superior level results in a payout equal to 200% of the target award. Share awards are interpolated if actual corporate performance for a goal falls between threshold and target or between target and superior levels. The target share awards for the named executive officers under the LTIP are as follows:

Officer	Target Performance-Based Share Award
T. Michael Price	25,000
I. Robert Emmerich	8,000
Norman J. Montgomery	8,000
Matthew C. Tomb	8,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2014

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ Robert E. Rout
Name:	Robert E. Rout
Title:	Executive Vice President and Chief Financial Officer